Exhibit 10.1

[Form of Limited Waiver]

February 4, 2020

Sigma Labs, Inc.

3900 Paseo del Sol

Santa Fe, New Mexico 87507

Attention: John Rice

(rice@sigmalabsinc.com)

Re:	Limited Waiver

Reference is made to that certain Securities Purchase Agreement, dated as of January 27, 2020, (the “Securities Purchase Agreement”), between Sigma Labs, Inc., a Nevada corporation (the “Company”), the undersigned (the “Holder”) and the other investors signatory thereto (the “Other Holders”, and together with the Holder, the “Investors”) and all capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Securities Purchase Agreement. Pursuant to Section 4(k) of the Securities Purchase Agreement, the Company may not, without the prior written consent of the Required Holders, during the period commencing on the date of the Securities Purchase Agreement and ending on the date immediately following the 60th calendar day after the Applicable Date, issue, offer or sell any equity security other than Excluded Securities (the “Lock-Up Restriction”).

Effective as of the time the Required Holders have executed limited waivers in the form of this limited waiver, and notwithstanding the foregoing Lock-Up Restriction, if the Company delivers a written notice to the Buyers specifying (a) that it intends to consummate one or more bona fide underwritten public offerings (each, a “Proposed Offering”) pursuant to the Company’s Form S-3 “shelf” registration statement during the period commencing on March 1, 2020 through August 3, 2020 (the “Limited Waiver Period”) and (b) including a certification by the underwriter of the reasonably expected gross proceeds from such Proposed Offering (the “Anticipated Proceeds”) and, if by the fifth (5th) Business Day after the delivery of such written notice to each of the Buyers, the Company shall not have received at least the lesser of (i) the difference of (x) $5 million less (y) the sum of the aggregate exercise price of each exercise of any Preferred Warrants on or prior to such date of determination and (ii) such Anticipated Proceeds, as applicable, from the exercise of one or more Preferred Warrants on or prior to such date of determination, the Holder hereby waives the Lock-Up Restriction for such Proposed Offering during the Limited Waiver Period; provided, that the foregoing limited waiver shall only apply to Proposed Offerings hereunder until the Company shall have received $5 million, in the aggregate, from the exercise of Preferred Warrants and/or gross proceeds of one or more Proposed Offerings.

For the sake of clarity, notwithstanding the foregoing consent, each of the Transaction Documents shall remain in full force and effect and is hereby ratified and confirmed in all respects.

The Company shall, on or before 8:30 a.m., New York City Time, on or prior to the first business day after the date of this limited waiver, file a Current Report on Form 8-K describing the terms of the transactions contemplated hereby in the form required by the 1934 Act and attaching the form of this limited waiver as an exhibit to such filing (including all attachments, the “8-K Filing”). From and after the filing of the 8-K Filing, the Company shall have disclosed all material, non-public information (if any) provided up to such time to the Holder by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents. In addition, effective upon the filing of the 8-K Filing, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement with respect to the transactions contemplated hereby or as otherwise disclosed in the 8-K Filing, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and any of the Holder or any of their affiliates, on the other hand, shall terminate. Neither the Company, its Subsidiaries nor the Holder shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, the Company shall be entitled, without the prior approval of the Holder, to make a press release or other public disclosure with respect to such transactions (i) in substantial conformity with the 8-K Filing and contemporaneously therewith or (ii) as is required by applicable law and regulations (provided that in the case of clause (i) the Holder shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release). Without the prior written consent of the Holder (which may be granted or withheld in the Holder’s sole discretion), except as required by applicable law, the Company shall not (and shall cause each of its Subsidiaries and affiliates to not) disclose the name of the Holder in any filing, announcement, release or otherwise.

The obligations of the Holder under this limited waiver are several and not joint with the obligations of any Other Holder, and the Holder shall not be responsible in any way for the performance of the obligations of any Other Holder under any other agreement (each, an “Other Agreement”). Nothing contained herein or in any Other Agreement, and no action taken by the Holder pursuant hereto, shall be deemed to constitute the Holder and Other Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holder and Other Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this limited waiver or any Other Agreement and the Company acknowledges that, to the best of its knowledge, the Holder and the Other Holders are not acting in concert or as a group with respect to such obligations or the transactions contemplated by this limited waiver or any Other Agreement. The Company and the Holder confirm that the Holder has independently participated in the negotiation of the transactions contemplated hereby with the advice of its own counsel and advisors. The Holder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this limited waiver, and it shall not be necessary for any Other Holder to be joined as an additional party in any proceeding for such purpose.

Section 9 of the Securities Purchase Agreement is hereby incorporated by reference herein, mutatis mutandis.

[SIGNATURE OF INVESTOR]